Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Paul Caminiti/Carrie Bloom/Jonathan Doorley Sard Verbinnen & Co 212/687-8080

LADENBURG THALMANN ANNOUNCES PRIVATE PLACEMENT

Strategic Investment from Prominent Taiwanese Businessman and Others
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MIAMI, FL, June 2, 2010 – Ladenburg Thalmann Financial Services Inc. (NYSE Amex: LTS) today announced that it has entered into definitive agreements to raise $14 million in a private placement transaction. Investors include entities controlled by Dr. Samuel Yin, Chairman and Chief Executive Officer of Ruentex Group, a diversified conglomerate in Taiwan with operations in financial services, textiles, construction and development, medical services, retail and education. Ladenburg will issue at $1.00 per share 14 million shares of common stock, which are restricted securities and carry no registration rights.

“We are delighted to have entered into this important transaction with a group of investors that includes such a well-respected businessman and entrepreneur as Dr. Yin,” stated Dr. Phillip Frost, Chairman of Ladenburg. “We believe Ladenburg will benefit from Dr. Yin’s extensive business knowledge of the financial sector and other businesses in Greater China, a region Ladenburg believes will be an important contributor to its growth.”

Dr. Yin, Chairman of Ruentex Group, commented, “We are pleased to announce our investment in Ladenburg, one which provides the firm with additional capital to pursue its long-term growth objectives. We are enthusiastic about Ladenburg’s prospects and see significant potential to form a mutually beneficial relationship with the firm.”

“We are pleased that Dr. Yin will be our partner as we look to expand Ladenburg’s business in the Greater China region,” said Richard Lampen, Ladenburg’s President and Chief Executive Officer. “We view his investment as an important step in executing on our strategy to participate in these fast growing markets. Ladenburg is adding Mandarin-speaking investment bankers and research analysts to augment our U.S. staff and will work with Dr. Yin to expand our presence in the region.”

Ruentex Group is a Taiwan-based conglomerate with subsidiaries trading on the Taiwan Stock Exchange. Ruentex owns minority positions in a number of large regional insurance companies and banks, and is a principal owner of Fuh Hwa Securities Investment Trust, a leading Taiwan-based mutual fund company. In addition, Ruentex subsidiaries are principal shareholders of RT Mart, the largest operator of hyper-markets in Mainland China with over 125 stores.

The investors in the private placement include executive officers and directors of the Company. In accordance with the rules of the NYSE Amex, the closing of the sale of such shares to these executive officers and directors will be subject to shareholder approval at the 2010 Annual Meeting. In addition, the shares sold to executive officers and directors are subject to a contractual two-year transfer prohibition.

Ladenburg Thalmann & Co. Inc. is serving as placement agent on this transaction.

For more information, see the Company’s Current Report on Form 8-K to be filed with the Securities and Exchange Commission on or before June 4, 2010.

About Ladenburg
Ladenburg Thalmann Financial Services is engaged in investment banking, equity research, institutional sales and trading, independent brokerage and advisory services and asset management services through its principal subsidiaries, Ladenburg Thalmann & Co. Inc., Investacorp, Inc. and Triad Advisors, Inc. Founded in 1876 and a New York Stock Exchange member since 1879, Ladenburg Thalmann & Co. is a full service investment banking and brokerage firm providing services for companies and high net worth individuals. Investacorp, Inc., a leading independent broker-dealer headquartered in Miami Lakes, Florida, has been serving the independent registered representative community since 1978 and has approximately 450 independent financial advisors nationwide. Founded in 1998, Triad Advisors, Inc. is a leading independent broker-dealer and registered investment advisor headquartered in Norcross, Georgia that offers a broad menu of products, services and total wealth management solutions to approximately 540 independent financial advisors nationwide. Ladenburg Thalmann Financial Services is based in Miami, Florida. Ladenburg Thalmann & Co. is based in New York City, with regional offices in Miami and Boca Raton, Florida; Melville, New York; Lincolnshire, Illinois; Los Angeles, California; and Princeton, New Jersey. For more information or to sign up to receive timely e-mail news alerts from Ladenburg Thalmann Financial Services, please visit www.ladenburg.com/info.

Forward-Looking Statements
This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future growth and prospects and statements regarding acquisitions and potential international expansion. These statements are based on management’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of the Company’s business. These risks, uncertainties and contingencies include those set forth in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2009 and other factors detailed from time to time in its other filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that the Company’s quarterly revenue and profits can fluctuate materially depending on many factors, including the number, size and timing of completed offerings and other transactions. Accordingly, the Company’s revenue and profits in any particular quarter may not be indicative of future results. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

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